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                                  EXHIBIT 3
                           CERTIFICATE OF AMENDMENT

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                           CERTIFICATE OF AMENDMENT

                                      OF

                         CERTIFICATE OF INCORPORATION

                                      OF

                         ALLIANCE PHARMACEUTICAL CORP.


               Under Section 805 of the Business Corporation Law

     We, the undersigned, Duane Roth and Theodore Roth, being respectively the President and the Secretary of Alliance Pharmaceutical Corp., hereby certify:

     1. The name of the corporation is Alliance Pharmaceutical Corp. (hereinafter called the "Corporation"). The name under which the Corporation was formed is Otisville Biologics, Inc.

     2. The Certificate of Incorporation was filed in the office of the Secretary of State on the 23rd day of February, 1983.

     3. The Certificate of Incorporation of the Corporation was first restated and the Restated Certificate was filed on November 10, 1993.

     4. The Certificate of Incorporation of the Company, as amended heretofore, is further amended by the addition of the following provisions that designate the relative rights, preferences, and limitations of 950,000 shares of the authorized 5,000,000 shares of preferred stock, $.01 par value, which provisions establish two additional series of preferred stock of the Company designated as "Series B Preferred Stock" and "Series C Preferred Stock."

     5. A new Section (d) is added to Article 4 thereof, which Section (d) reads in its entirety as follows:


     (d) Seven Hundred Fifty Thousand (750,000) shares of the Corporation's preferred stock, par value $.01 per share, are designated "Series B Preferred Stock" (hereinafter referred to as the "Series B Preferred Stock") and two hundred thousand (200,000) shares of the Corporation's preferred stock, par value $.01 per share, are designated "Series C Preferred Stock" (hereinafter referred to as the "Series C Preferred Stock"), and such Series B preferred Stock and such Series C Preferred Stock shall have the respective voting powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions as follows:

     1. SECTION REFERENCES AND DEFINITIONS. References to section numbers contained in this Article 4(d) shall refer only to sections within this Article 4(d) unless otherwise specified. Capitalized terms in this Article 4(d) shall have the following meanings:


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                                                                              2

          1.1. "Common Stock" shall mean the shares of the Common Stock of the Corporation, par value $.01 per share, and any stock into which such Common Stock may hereafter be changed.

          1.2. "B Conversion Date" shall mean the date on which the Series B Preferred Stock converts to Common Stock pursuant to Section 5.1.1.

          1.3. "B Conversion Rate" shall mean the rate at which shares of Common Stock are to be received upon conversion of one share of the Series B Preferred Stock which is determined by dividing the B Current Market Price per share of Common Stock into $20.00; provided that (i) in the event of a conversion pursuant to Section 5.1.1(b), the B Current Market Price per share shall never be deemed to be less than $10.00, and (ii) in the event of a conversion pursuant to Section 5.1.1(c) the B Current Market Price shall be deemed to be $20.00. The B Conversion Rate, and the amounts specified in clauses (i) and (ii) in the previous sentence shall be subject to adjustment pursuant to Section 5.

          1.4. "Convertible Securities" shall mean evidences of indebtedness, shares of stock or other securities which are convertible into or exchangeable, with or without payment of additional consideration in cash or property, for Common Stock, either immediately or upon the arrival of a specified date or the happening of a specified event.

          1.5. "B Current Market Price" per share of Common Stock at any date herein specified shall mean the average of the daily market prices for the twenty (20) consecutive Trading Days ending one (1) day prior to such date. The market price for each such Trading Day shall be the last reported sales price on the principal exchange on which the Common Stock is listed, or, if it is not so listed, the Nasdaq National Market or, if it is not so listed, on the over-the-counter market.

          1.6. "B Division Amounts" shall mean the $10.00 amount referred to in clause (i) of the proviso in Section 1.3 and the $20.00 amount referred to in clause (ii) of such proviso.

          1.7. "B Junior Stock" shall mean the Common Stock and any other class or series of capital stock of the Corporation which at the time of issuance is not declared to be senior to or on a parity with the Series B Preferred Stock as to rights upon liquidation or dividends.

          1.8. "B License Agreement" shall mean that certain License Agreement dated as of February 28, 1996 by and among the Corporation and Hoechst
Marion Roussel, Inc..

          1.9. "C Conversion Rate" shall mean the rate at which shares of Common Stock are to be received upon conversion of one share of the Series C Preferred Stock which is determined by dividing the C Current Market Price per share of Common Stock into $25.00.

          1.10. "C Current Market Price" per share of Common Stock shall mean the average of the daily market prices for the twenty (20) consecutive Trading Days ending January 14, 1997. The market price for each such Trading Day shall be the last reported sales price on the principal exchange on which the Common Stock is listed, or, if it is not so listed, the Nasdaq National Market or, if it is not so listed, on the over-the-counter market.


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          1.11.     "Person" shall mean any individual, corporation,
association, company, business trust, partnership, joint venture, joint-stock company, trust, unincorporated organization or association or government or any agency or political subdivision thereof.

          1.12. "Series A Preferred Stock" shall mean the outstanding Series A Preferred Stock of the Corporation.

          1.13. "Trading Day" shall mean any day on which trading takes place (a) if the Common Stock is then listed or admitted to trading on a national securities exchange, on the principal national securities exchange on which the Common Stock is then listed or admitted to trading; or (b) if not, in the over-the-counter-market and prices reflecting such trading are published by the National Association of Securities Dealers Automated Quotation System.

     2.   DIVIDENDS.

          2.1  SERIES B PREFERRED STOCK.     Before any dividends (other than
dividends payable in B Junior Stock) on any B Junior Stock shall be declared or paid or set apart for payment, the holders of shares of Series B Preferred Stock shall be entitled to receive cash dividends, when and as declared by the Board of Directors, at the annual rate of one dollar ($1.00) per share, and no more, payable annually on the first day of June in each year, to holders of record on such date, not exceeding thirty (30) days preceding such dividend payment date, as may be determined by the Board of Directors in advance of the payment of each particular dividend. The Series B Preferred Stock shall rank on a parity with the Series A Preferred Stock as to dividends. Such dividends will be cumulative.

          Whenever, at any time, the full dividend as aforesaid for the current dividend period shall have been paid or declared and set apart for payment on the then outstanding Series B Preferred Stock, the Board of Directors may declare dividends on any B Junior Stock, subject to the respective terms and provisions (if any) applying thereto, and the Series B Preferred Stock shall not be entitled to share therein.

          2.2 SERIES C PREFERRED STOCK. Series C Preferred Stock shall not be entitled to receive any dividends (other than dividends payable in B Junior Stock or distributions pursuant to Section 5.6).

     3.   LIQUIDATION OR DISSOLUTION.

          3.1. RANK.     The Series B Preferred Stock and Series C Preferred
Stock of the Corporation shall rank on a parity with the Series A Preferred Stock as to distributions upon a liquidation, dissolution or winding up of the Corporation.

          3.2. PREFERENCE.    Subject to the prior rights of the Corporation's
creditors and holders of securities senior to the Series B Preferred Stock and Series C Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation, in the event of the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, (i) the holders of Series B Preferred Stock shall be entitled to receive twenty dollars ($20.00) per share, plus an amount equal to any accumulated dividends through the date of such liquidation,


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dissolution or winding-up and (ii) the holders of Series C Preferred Stock shall be entitled to receive one cent ($.01) per share. The amount of dividends "accumulated" on any share of Series B Preferred Stock as at any annual dividend date shall be deemed to be the amount of any unpaid dividends accumulated thereon to and including such annual dividend date, whether or not earned or declared, and the amount of dividends "accumulated" on any share of Series B Preferred Stock as at any date other than an annual dividend date shall be calculated as the amount of any unpaid dividends accumulated thereon, whether or not earned or declared, at the rate of $.25 per share for each full three-month period preceding such date and ending on September 1, December 1, March 1 or June 1. If, upon any such liquidation, dissolution or winding-up of the Corporation, the assets distributable among the holders of Series B Preferred Stock and Series C Preferred Stock (and any series of preferred stock ranking in parity with the Series B Preferred Stock and Series C Preferred Stock in respect of distributions upon liquidation, dissolution or winding-up of the Corporation) shall be insufficient to permit the payment in full to such holders of the preferential amount payable to such holders determined as aforesaid, then the holders of Series B Preferred Stock and Series C Preferred Stock (and any such series) will share ratably in any distribution of the Corporation's assets in proportion to the respective preferential amounts that would have been payable if such assets were sufficient to permit payment in full of all such amounts. After payment of the full amount of the liquidating distribution to which the holders of Series B Preferred Stock and Series C Preferred Stock are entitled, holders of B Junior Stock (other than Common Stock) shall be paid any preferential amounts payable to such holders. Thereafter, the holders of Series C Preferred Stock will not be entitled to any further distributions and the holders of Series B Preferred Stock will share PRO RATA with the holders of Common Stock (and the holders of Series A Preferred Stock and any other preferred stock or B Junior Stock entitled to share PRO RATA with Common Stock in liquidating distributions), based on the number of shares of Common Stock into which the Series B Preferred Stock is then convertible, in any further distribution of assets by the Corporation. Under this Section 3, a distribution of assets in any dissolution, winding-up or liquidation shall not include (a) any consolidation or merger of the Corporation with or into any other corporation, (b) any dissolution, liquidation or winding-up of the Corporation immediately followed by reincorporation of a successor corporation or (c) a sale or other disposition of all or substantially all of the Corporation's assets in consideration for the issuance of equity securities of another corporation, provided that the consolidation, merger, dissolution, liquidation, winding-up, sale or other disposition (i) does not amend, alter, or change the preferences or rights of the Series B Preferred Stock or Series C Preferred Stock or the qualifications, limitations or restrictions thereof in a manner that adversely affects the Series B Preferred Stock or Series C Preferred Stock and (ii) is done in accordance with Sections 5.5, 5.6 or 5.7 hereof.

     4.   VOTING RIGHTS.

          4.1  Series B Preferred Stock.     The holders of Series B Preferred
Stock shall have the right to vote, together with the holders of all the outstanding shares of Common Stock (and the holders of every other class or series entitled to vote together with such holders) and not by class, except as otherwise required by New York law, on all matters on which holders of Common Stock shall have the right to vote. Each holder of Series B Preferred Stock shall have the right to cast one (1.0) vote for each share of Series B Preferred Stock held by such holder.


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                                                                              5

          4.2  Series C Preferred Stock.     The holders of Series C Preferred
Stock shall not be entitled to any voting rights except as otherwise required by law.

     5.   CONVERSION RIGHTS.

          5.1. CONVERSION OF SERIES B PREFERRED STOCK. The Series B Preferred Stock shall convert into fully paid and non-assessable shares of Common Stock on the B Conversion Date at the B Conversion Rate as follows:

               5.1.1. The Series B Preferred Stock shall convert into Common Stock on the earlier of the following:

                    (a)  February 28, 2001;

                    (b) Termination of the B License Agreement (unless termination of the B License Agreement is as a result of the liquidation of the Corporation, the appointment of a receiver or trustee for substantially all of the property or assets of the Corporation, or the Corporation makes an assignment for the benefit of creditors, in each case, in accordance with the B License Agreement); or

                    (c) At such time as the B Current Market Price per share of Common Stock is equal to or greater than $20.00, subject to adjustment pursuant to Section 5.5.

               5.1.2. Upon conversion pursuant to Section 5.1.1(a) or (c), the holders of Series B Preferred Stock shall receive accumulated dividends paid in cash or, at the election of the Corporation, in Common Stock at the B Current Market Price used to determine the B Conversion Rate upon conversion. In the event of a conversion pursuant to Section 5.1.1(b), no accumulated dividends shall be paid to the holders of Series B Preferred Stock.

          5.2. CONVERSION OF SERIES C PREFERRED STOCK. The Series C Preferred Stock shall convert into fully paid and non-assessable shares of Common Stock at the C Conversion Rate on June 30, 1997, if notice of redemption pursuant to
Section 7.1 has not previously been given to the Corporation.

          5.3. CONVERSION NOTICE AND PROCEDURE. Upon conversion of the Series B Preferred Stock or Series C Preferred Stock, the Corporation shall send written notice to the holders of Series B Preferred Stock or Series C Preferred Stock, as the case may be. Any notice of conversion to a holder of Series B Preferred Stock shall contain the B Conversion Date, the B Conversion Rate and the number of shares into which the holder's Series B Preferred Stock is converted. Any notice of conversion to a holder of the Series C Preferred Stock shall contain the C Conversion Rate and the number of shares into which the holder's Series C Preferred Stock is converted. Upon conversion of Series B Preferred Stock or Series C Preferred Stock, the shares so converted shall have the status of authorized and unissued preferred stock, and the number of shares of preferred stock which the Corporation shall have authority to issue shall include the number of shares of Series B Preferred Stock or Series C Preferred Stock so converted, as the case may be. Upon any conversion, certificates representing the Series B Preferred Stock or Series C Preferred Stock shall thereafter be deemed to represent the appropriate number of shares


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of Common Stock into which such stock is converted.  After conversion the holder of any shares of Series B Preferred Stock or Series C Preferred Stock so converted shall deliver to the Corporation during regular business hours, at such place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed or assigned in blank, or to the Corporation (if required by it), accompanied by written notice stating the name or names (with address) in which the certificate or certificates for the shares of Common Stock are to be issued.

          5.4. FRACTIONAL SHARES. No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series B Preferred Stock or Series C Preferred Stock. If more than one share of Series B Preferred Stock or Series C Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon any such conversion, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount determined on the basis of the then current fair market value of a share of Common Stock as determined by the Board of Directors of the Corporation, in good faith. Fractional interests shall not be entitled to dividends, and the holders thereof shall not be entitled to any rights as stockholders of the Corporation in respect of such fractional interests.

          5.5. ADJUSTMENTS FOR SUBDIVISIONS, STOCK DIVIDENDS, COMBINATIONS, OR CONSOLIDATIONS OF COMMON STOCK.

               5.5.1. In the event the outstanding shares of Common Stock shall be increased by way of stock issued as a dividend for no consideration or subdivided (by stock split, or otherwise) into a greater number of shares of Common Stock, the B Division Amounts then in effect shall, concurrently with the effectiveness of such increase or subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the B Division Amounts then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               5.5.2. In the event the outstanding shares of Common Stock shall be increased by way of stock issued as a dividend for no consideration or subdivided (by stock split, or otherwise) into a greater number of shares of Common Stock after January 14, 1997 and prior to the conversion of the Series C Preferred Stock, the C Current Market Price then in effect shall, concurrently with the effectiveness of such increase or subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock after January 14, 1997 and prior to the conversion of the Series C Preferred Stock, the C Current Market Price then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

          5.6. OTHER DISTRIBUTIONS.


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                                                                             7

               5.6.1. If for any reason, including without limitation a merger or sale of assets transaction, the Corporation shall declare a distribution payable in securities of the Corporation other than shares of B Junior Stock, or in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends) then, in each such case for the purpose of this Section 5.6.1, the holders of the Series B Preferred Stock shall be entitled to a proportionate share of such distribution as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series B Preferred Stock would be convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

               5.6.2. If for any reason, including without limitation a merger or sale of assets transaction, the Corporation shall after January 14, 1997 and prior to conversion of the Series C Preferred Stock declare a distribution payable in securities of the Corporation other than shares of B Junior Stock, or in securities of other persons, evidences of indebtedness issued by the Corporation or other persons, or assets (excluding cash dividends) then, in each such case for the purpose of this Section 5.6.2, the holders of the Series C Preferred Stock shall be entitled upon conversion, if any, to a proportionate share of such distribution (or, at the election of the Board of Directors, to a cash payment equal to the fair market value on the date of such distribution, as determined by the Board of Directors in their reasonable discretion, of a proportionate share of such distribution) as though they were the holders of the number of shares of Common Stock of the Corporation into which their shares of Series C Preferred Stock would be convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

          5.7. REORGANIZATIONS AND RECAPITALIZATIONS. If at any time or from time to time there shall be a reorganization or recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for in Section 5.5 or Section 5.6 above), then, as a condition of such reorganization or recapitalization, provision shall be made so that the holders of the Series B Preferred Stock or Series C Preferred Stock shall thereafter be entitled to receive upon conversion of the Series B Preferred Stock or Series C Preferred Stock, as the case may be, the number of shares of stock or other securities or property of the Corporation or otherwise to which a holder of Common Stock deliverable upon conversion would have been entitled on such reorganization or recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of the Series B Preferred Stock or Series C Preferred Stock after the reorganization or recapitalization to the end that the provisions of this Section 5 (including adjustment of the B Conversion Rate or C Conversion Rate and the B Division Amounts then in effect and the number of shares receivable upon conversion of the Series B Preferred Stock or Series C Preferred Stock) shall be applicable after that event in as nearly an equivalent manner as may be practicable.

          5.8. RESERVATION OF SHARES.        The Corporation agrees that, so
long as any share of Series B Preferred Stock or Series C Preferred Stock shall remain outstanding, the Corporation shall at all times reserve and keep available, free from preemptive rights, out of its authorized capital stock, for the purpose of issue upon conversion of the Series B Preferred Stock or Series C Preferred Stock, as the case may be, the full number of shares of Common Stock then


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issuable upon conversion of all outstanding shares of Series B Preferred Stock or Series C Preferred Stock, as the case may be. If the Common Stock shall be listed on any national securities exchange, the Corporation at its expense shall include in a listing application all of the shares of Common Stock reserved for issuance upon conversion of the Series B Preferred Stock or Series C Preferred Stock, as the case may be, (subject to issuance or notice of issuance to the exchange) and will similarly apply for and use its best efforts to procure the listing of any further Common Stock reserved for issuance upon conversion of the Series B Preferred Stock or Series C Preferred Stock, as the case may be, at any subsequent time as a result of adjustments in the B Conversion Rate or the C Conversion Rate or otherwise.

          5.96. VALIDITY OF SHARES. The Corporation agrees that it will from time to time take all such actions as may be requisite to assure that all shares of Common Stock which may be issued upon conversion of any share of the Series B Preferred Stock or Series C Preferred Stock will, upon issuance, be legally and validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issue thereof.

          5.10.     TAXES.    The Corporation will pay all taxes and other
governmental charges that may be imposed in respect of the issue or delivery (but not transfer) of shares of Common Stock upon conversion of the Series B Preferred Stock or Series C Preferred Stock.

          5.11.     ABANDONMENT OF ACTION.   If the Corporation shall take a
record of the holders of its Common Stock for the purpose of entitling them to receive a dividend or distribution requiring an adjustment pursuant to Section 5 and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to pay or deliver such dividend or distribution, then thereafter no adjustment to the holders of Series B Preferred Stock or Series C Preferred Stock shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

          5.12.     NOTICE PROVISIONS.

               5.12.1. Whenever an adjustment is required pursuant to Section 5 hereof, the Corporation shall forthwith deliver to the holders of Series B Preferred Stock or Series C Preferred Stock, as the case may be, a certificate signed by an officer of the Corporation, setting forth, in reasonable detail, the event requiring the adjustment, the method by which such adjustment was calculated and the adjustments made.

               5.12.2. In case the Corporation shall propose (a) to pay any dividend payable in stock of any class to the holders of B Junior Stock or to make any other distribution to the holders of its Common Stock, (b) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities, Common Stock or shares of stock of any class or any other securities, rights or options, (c) to effect any reclassification of its Common Stock (other than a reclassification involving only the subdivision or combination of outstanding shares of Common Stock), (d) to effect any capital reorganization, (e) to effect any consolidation, merger or sale, transfer or other distribution of all or substantially all its property, assets or business, or (f) to effect the liquidation, dissolution or winding-up of the Corporation, then, in each such case, the Corporation shall give to each holder of Series B Preferred Stock or Series C

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                                                                             9

Preferred Stock a notice of such proposed action, which shall specify the date on which a record is to be taken for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, reorganization, consolidation, merger, sale, transfer, disposition, liquidation, dissolution or winding-up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and the B Conversion Rate, C Conversion Rate, and the B Division Amounts after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by (a) or (b) above at least ten (10) days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least ten (10) days prior to the date of the taking of such proposed action or the date of participation therein by the holders of Common Stock, whichever shall be the earlier.

     6.   NO PRE-EMPTIVE RIGHTS.   No holder of Series B Preferred Stock or
Series C Preferred Stock shall have any pre-emptive or preferential right of subscription to any shares of stock of the Corporation, or to options, warrants or other interests therein or therefor, or to any obligations convertible into stock of the Corporation, issued or sold, or any right of subscription to any thereof other than such, if any, as the Board of Directors, in its discretion, from time to time may determine and at such price or prices as the Board of Directors from time to time may fix pursuant to the authority conferred by the Corporation's Certificate of Incorporation.

     7.   Redemption of Series C Preferred Stock.

          7.1 Redemption at the Option of the Holders of Series C Preferred Stock. Beginning October 1, 1996 and ending on June 29, 1997, upon the request of the holders of one hundred percent (100%) of the Series C Preferred Stock, the Corporation shall redeem all, but not less than all, of the outstanding Series C Preferred Stock; provided that such election may only be given within the five (5) day period following the effective date of termination of the B License Agreement. Notice of such election signed by the holders of one hundred percent (100%) of the Series C Preferred Stock shall be delivered to the Corporation one (1) day in advance of the day designated for such redemption (herein called the "redemption date"). The amount payable to holders of Series C Preferred Stock as of the redemption date shall be $75.00 per share.

          7.2. Within forty-five (45) days of the redemption date, the Corporation shall pay to the holders of Series C Preferred Stock at their respective addresses as the same shall appear on the books of the Corporation, the amount due to such holders on such redemption. Such amount shall be payable, in the Corporation's discretion, in cash or by an unsecured promissory note. The promissory note shall accrue interest at a fluctuating rate equal to the prime rate from time to time in effect, as quoted in the Eastern edition of THE WALL STREET JOURNAL, and all principal and interest shall be due and payable on June 30, 2002. The Corporation may at any time pay all outstanding amounts owed under the promissory note in cash or Common Stock. If Common
Stock is issued in payment of principal of or interest on such promissory note it shall be valued at a price equal to the average closing price of Common
Stock on the Nasdaq National Market (or such other principal exchange on which the Common Stock may trade or, if not so listed on an exchange, in the over-the-counter market) over twenty (20) trading days beginning

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twenty-two (22) trading days prior to the date of notice of payment by the
Corporation.  Payment of the promissory note shall be made within forty-five
(45) days following notice of payment by the Corporation by check or, if payment is in Common Stock, by delivery of certificates representing the Common Stock, to the holders of such promissory notes at their respective addresses as the same appear on the books of the Corporation.

          7.3  Share Status on Redemption.   Shares of Series C Preferred Stock
which have been redeemed or acquired by the Corporation shall, upon compliance with any applicable provisions of the Business Corporation Law of New York, have the status of authorized and unissued shares of preferred stock, but shall be reissued only as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of preferred stock.

     8.   COVENANTS.

          8.1  SERIES B PREFERRED STOCK.     In addition to any other rights
provided by law, so long as any shares of Series B Preferred Stock are outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the Series B Preferred Stock:

          (a) Amend or repeal any provisions of the Corporation's Certificate of Incorporation which action would adversely affect the rights, preferences, or privileges of the Series B Preferred Stock;

          (b) Alter or change the designations, powers, rights, preferences or privileges, or the qualification, limitations or restrictions of the Series B Preferred Stock; or

          (c) Increase the authorized number of shares of Series B Preferred Stock or other preferred stock of the Corporation; or

          (d) Authorize, create, or issue any Series A Preferred Stock, or any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series B Preferred Stock with respect to dividends, redemptions or upon liquidation or dissolution of the Corporation; or

          (e) Reclassify the shares of Common Stock or any other B Junior Stock into shares of any class or series of capital stock (i) ranking either as to payment of dividends, distribution of assets or redemptions, prior to or on parity with the Series B Preferred Stock, or (ii) which in any manner adversely affects the holders of Series B Preferred Stock.

          8.2  Series C Preferred Stock.     In addition to any other rights
provided by law, so long as any shares of Series C Preferred Stock are outstanding, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-six and two-thirds percent (66-2/3%) of the Series C Preferred Stock:


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                                                                             11

          (a) Amend or repeal any provisions of the Corporation's Certificate of Incorporation which action would adversely affect the rights, preferences, or privileges of the Series C Preferred Stock;

          (b) Alter or change the designations, powers, rights, preferences or privileges, or the qualification, limitations or restrictions of the Series C Preferred Stock; or

          (c) Increase the authorized number of shares of Series C Preferred Stock or other preferred stock of the Corporation; or

          (d) Authorize, create, or issue any Series A Preferred Stock or any new class or series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series C Preferred Stock with respect to redemptions or upon liquidation or dissolution of the Corporation; or

          (e) Reclassify the shares of Common Stock or any other B Junior Stock into shares of any class or series of capital stock (i) ranking either as to payment of dividends, distribution of assets or redemptions, prior to or on parity with the Series C Preferred Stock, or (ii) which in any manner adversely affects the holders of Series C Preferred Stock.

6. The manner in which the foregoing Amendment of the Certificate of Incorporation was authorized is as follows: The Board of Directors of the Corporation authorized the Amendment under the authority vested in said Board under the provisions of the Certificate of Incorporation and of Section 502 of the Business Corporation Law.


     IN WITNESS WHEREOF, we have subscribed this document on the date set opposite each of our names below and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

Date:  March 12, 1996

                                /s/ Duane J. Roth
                         _______________________________________
                         Name:  Duane J. Roth
                         Title: President


                               /s/ Theodore D. Roth
                         _______________________________________
                         Name:  Theodore D. Roth
                         Title: Secretary